EXHIBIT 4.4



                     SHAREHOLDERS AGREEMENT



     This Shareholders Agreement ("Agreement"), dated as of March 24, 1995, by and between Audits & Surveys Worldwide, Inc., a Delaware corporation (the "Surviving Corporation"), H. Arthur Bellows, Jr., (the "Surviving Corporation Shareholder"), Solomon Dutka, Solomon Dutka Trust for James Dutka, Solomon Dutka Trust for Michael Dutka, Solomon Dutka Trust for Joyce Dutka, Carl Ravitch, Anthony Timiraos, Dexter Neadle, Lawrence Karp, George Fabian, Fred Winkel, Joel S. Klein, William Liebman, Nagesh Gupta, Thomas Ryan, Joel Dorfman, Josh Libresco, Donald Pace, Paul Donato, Fred Nicholson, Joel J. Klein, (each, individually a "Shareholder" and collectively the "Shareholders").

                           WITNESSETH

     WHEREAS, the Surviving Corporation and Audits & Surveys,
Inc., a New York corporation (the "Merging Corporation"), are parties to a Merger Agreement, dated August 10, 1994 (the "Merger
Agreement"); and

     WHEREAS, it is a condition to the Surviving Corporation's obligation to close the transaction contemplated by the Merger Agreement that each shareholder of the Merging Corporation (other than the Estate of Irving Roshwalb) execute and deliver this Shareholders Agreement, and the Merging Corporation's obligation to close the transactions contemplated by the Merger Agreement that the Surviving Corporation Shareholder execute and deliver this Shareholders Agreement; and

     WHEREAS, the Shareholders, collectively, are the legal and beneficial owners of all of the Merging Corporation Capital Stock currently outstanding (other than the Merging Corporation Capital
Stock owned by the Estate of Irving Roshwalb);

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the undersigned hereby agree as follows:

     SECTION 1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings attributed thereto in the Merger Agreement.

     SECTION 2.  Covenant Not to Sell.  Each Shareholder and the
Surviving Corporation Shareholder, severally, hereby agrees that,



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from the Effective Time and the occurrence of the Merger through and until the second anniversary thereof (such period being hereinafter referred to as the "Restrictive Period"), he shall not sell, or in any other way directly or indirectly transfer, convey, assign, distribute, encumber or otherwise dispose of any Surviving Corporation Common Stock received as Share Consideration (or, in the case of the Surviving Corporation Shareholder, the Surviving Corporation Common Stock owned by the Surviving Corporation Shareholder at the Effective Time); provided, however, that (i) Solomon Dutka and the Surviving Corporation Shareholder may, pursuant to the Registration Rights Agreement, sell such shares of Surviving Corporation Common Stock pursuant to a registration effected under the Securities Act in accordance with said Registration Rights Agreement, (ii) in the event that any Shareholder's employment is terminated by the Surviving Corporation without cause, or by virtue of death or disability, prior to the second anniversary of the Effective Date, the restrictions of this Section 2 shall no longer be applicable to such shareholder, and (iii) in the event that the Surviving Corporation Shareholder's employment with the Surviving Corporation ceases for any reason whatsoever prior to the second anniversary of the Effective Date, the restrictions of this
Section 2 shall no longer be applicable to such shareholder. Nothing contained herein shall preclude the Surviving Corporation Shareholder or any Shareholder from making bona fide gifts of shares of Surviving Corporation Common Stock; provided, however, that the donee thereof shall remain bound by the provisions of Sections 2, 3 and 4 as long as, and to the extent that, donor was so bound, and all donees will execute and deliver a copy of this Shareholders Agreement to the Surviving Corporation Shareholder to evidence such binding effect.

     SECTION 3. Voting Agreement. Each of the undersigned Shareholders agrees to Vote any and all shares of Surviving Corporation Common Stock owned by him from time to time as follows: (i) for so long as the Surviving Corporation Shareholder remains an employee of the Surviving Corporation, for the election of the Surviving Corporation Shareholder to the Surviving Corporation's Board of Directors; and (ii) at the Surviving Corporation's 1995 and 1996 annual meetings of shareholders, or in connection with any consents of shareholders to elect directors solicited prior to the Surviving Corporation's 1997 annual meeting of shareholders, for the election to the Surviving Corporation's Board of Directors of three nominees (inclusive of the Surviving Corporation Shareholder, if he is a Director pursuant to clause (i) above or otherwise) to be designated from time to time by the Surviving Corporation Shareholder (or, in the event that the Surviving Corporation Shareholder is deceased prior to such time, by the Surviving Corporation's Directors last designated by the Surviving


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Corporation Shareholder).  For purposes of this Section 3 only, the term "Vote" shall mean and include (i) voting said shares of Surviving Corporation Common Stock, whether by person or by proxy, at any meeting of the Surviving Corporation's shareholders at which an election of directors is being held, and (ii) executing any written consents of shareholders of the Surviving Corporation holding a majority of the Surviving Corporation Capital Stock then outstanding as are reasonably requested by the Surviving Corporation Shareholder to effect the provisions of this Section 3.

     SECTION 4.  Restrictive Legend.

          Each certificate representing shares of the Surviving Corporation Common Stock which, as of the Effective Time, will be held by a Shareholder or the Surviving Corporation Shareholder, shall be endorsed with a legend in substantially the following form:

     "THE SALE OR TRANSFER OF THE SHARES REPRESENTED BY THIS
     CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A
     SHAREHOLDERS AGREEMENT DATED AS OF March 24, 1995 CONTAINING
     RESTRICTIONS UPON SALE OR TRANSFER.  A COPY OF SAID
     AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE
     CORPORATION."

          Following the termination of the Restrictive Period, upon the request of any Shareholder or the Surviving Corporation
Shareholder, the Surviving Corporation shall cause said certificate to be reissued without the aforesaid legend.

     SECTION 5.  Miscellaneous.

          (a) This Agreement shall be governed by, and construed in accordance with, the applicable laws pertaining in the State of New York (other than those that would defer to the substantive laws of another jurisdiction).

          (b) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs; provided, however, that the provisions of Section 3 hereof shall not bind subsequent purchasers for value of shares of Surviving Corporation Common Stock.

          (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.



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
          (d) Each party hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each party agrees that the others shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the party and/or the matter, in addition to any other remedy to which the aggrieved party may be entitled at equity or at law.

          (e) Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto who at the time are shareholders or the Surviving Corporation, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto.

          (f) Upon the Effective Time, all provisions contained in prior shareholders agreements between and among the Shareholders and the Merging Corporation insofar as they relate to (i) restrictions on sale of Merging Corporation Capital Stock while the Shareholder is an employee of the Merging Corporation;
(ii) obligations of the Shareholder to offer to sell his Merging Corporation Capital Stock in the event of his termination of employment by the Merging Corporation; (iii) obligations of the Shareholder's estate to sell Shareholder's Merging Corporation Capital Stock in the event of the Shareholder's death; (iv) obligations of the Merging Corporation or any of the other Shareholders to purchase any of the Shareholder's Merging Corporation Capital Stock; and (v) pre-emptive rights or rights of first offer in favor of any of the Shareholders, shall cease and be of no further force or effect, and any and all rights of any party thereunder to enforce such provisions shall cease and expire.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                              AUDITS & SURVEYS WORLDWIDE, INC.



                              By: /s/ Anthony Timiraos
                                Name: Anthony Timiraos
                                Title: Treasurer




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                              /s/ Solomon Dutka
                              Solomon Dutka


                              SOLOMON DUTKA TRUST FOR JAMES DUTKA


                              By: /s/ Anthony Timiraos
                                Name: Anthony Timiraos
                                Title: Trustee


                              SOLOMON DUTKA TRUST FOR MICHEL DUTKA


                              By: /s/ Anthony Timiraos
                                Name: Anthony Timiraos
                                Title: Trustee


                              SOLOMON DUTKA TRUST FOR JOYCE DUTKA


                              By: /s/ Anthony Timiraos
                                Name: Anthony Timiraos
                                Title: Trustee


                                /s/ Carol Ravitch
                                Carl Ravitch


                                /s/ Anthony Timiraos
                                Anthony Timiraos


                                /s/ Dexter Neadle
                                Dexter Neadle


                                /s/ Lawrence Karp
                                Lawrence Karp


                                /s/ George Fabian
                                George Fabian


                                /s/ Fred Winkel
                                Fred Winkel


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
                                /s/ Joel S. Klein
                                Joel S. Klein


                                /s/ William Liebman
                                William Liebman


                                /s/ Nagesh Gupta
                                Nagesh Gupta


                                /s/ Thomas Ryan
                                Thomas Ryan


                                /s/ Joel Dofman
                                Joel Dorfman


                                /s/ Josh Libresco
                                Josh Libresco


                                /s/ Donald Pace
                                Donald Pace


                                /s/ Paul Donato
                                Paul Donato


                                /s/ Fred Nicholson
                                Fred Nicholson


                                /s/ Joel J. Klein
                                Joel J. Klein


                                /s/ H. Arthur Bellows, Jr.
                                H. Arthur Bellows, Jr.










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